Exhibit 5.1

September 20, 2024

VIA ELECTRONIC MAIL

Legacy Education Inc.

701 W. Avenue K, Suite 123

Lancaster, CA 93534

Re: Registration Statement on Form S-1

Ladies and Gentlemen:

We are acting as counsel to Legacy Education Inc. (the “Company”) in connection with its registration statement on Form S-1 (File No. 333-281586) (as amended, the “Registration, Statement”), filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), relating to the proposed public offering of (i) 2,300,000 shares of the Company’s common stock, par value $0.001 per share (the “Common Stock”), including Common Stock issuable upon exercise of an option granted by the Company and (ii) a warrant issued to Northland Securities, Inc., the representative of the underwriters (the “Representative”), or its designees, to purchase 115,000 shares of Common Stock (the “Representative’s Warrants,” and the shares of Common Stock issuable upon exercise of the Representative’s Warrants, the “Warrant Shares”) pursuant to which the Registration Statement relates. The shares of Common Stock and the Representative’s Warrants will be issued by the Company pursuant to an underwriting agreement to be entered into by and between the Company and the Representative of the several underwriters to be named therein (the “Agreement”). This opinion letter is furnished to you at your request to enable you to fulfill the requirements of Item 601(b)(5) of Regulation S-K in connection with the Registration Statement.

In connection with the issuance of this opinion letter, we have examined originals or copies, certified or otherwise identified to our satisfaction, of such records of the Company and such agreements, certificates and receipts of public officials, certificates of officers or other representatives of the Company and others, and such other documents as we have deemed necessary or appropriate as a basis for the opinions stated below. As to any facts relevant to the opinions stated herein that we did not independently establish or verify, we have relied upon statements and representations of officers and other representatives of the Company and of public officials.

In our examination, we have assumed (a) the genuineness of all signatures, including endorsements, (b) the legal capacity and competency of all natural persons and, with respect to all parties to agreements or instruments relevant hereto other than the Company, that such parties had the requisite power and authority (corporate or otherwise) to execute, deliver and perform such agreements or instruments, that such agreements or instruments have been duly authorized by all requisite action (corporate or otherwise), executed and delivered by such parties and that such agreements or instruments are the valid, binding and enforceable obligations of such parties, (c) the authenticity of all documents submitted to us as originals, (d) the conformity to original documents of all documents submitted to us as facsimile, electronic, certified or photostatic copies, and the authenticity of the originals of such copies; (e) the accuracy, completeness and authenticity of certificates of public officials; (f) the truth, accuracy and completeness of the information, representations and warranties contained in the instruments, documents, certificates and records we have reviewed; and (g) the legal capacity for all purposes relevant hereto of all natural persons and, with respect to all parties to agreements or instruments relevant hereto other than the Company, that such parties had the requisite power and authority (corporate or otherwise) to execute, deliver and perform such agreements or instruments, that such agreements or instruments have been duly authorized by all requisite action (corporate or otherwise), executed and delivered by such parties and that such agreements or instruments are the valid, binding and enforceable obligations of such parties.

We express no opinion as to matters governed by any laws other than Article 78 of the Nevada Revised Statutes and the laws of the State of New York and we express no opinion with respect to any other laws.

Based upon, subject to and limited by the foregoing, we are of the opinion that:

1.	Following (i) execution and delivery by the Company of the Agreement, (ii) effectiveness of the Registration Statement, (iii) issuance of the shares of Common Stock pursuant to the terms of the Agreement, and (iv) receipt by the Company of the consideration for the shares of Common Stock specified in the resolutions, the shares of Common Stock will be validly issued, fully paid and non-assessable.

2.	Following (i) execution and delivery by the Company of the Agreement, (ii) effectiveness of the Registration Statement, (iii) issuance of the Representative’s Warrants pursuant to the terms of the Agreement, and (iv) receipt by the Company of the consideration for the Representative’s Warrants specified in the resolutions,, the Representative’s Warrants will be valid and legally binding obligations of the Company, enforceable against the Company in accordance with their terms.

3.	Following (i) execution and delivery by the Company of the Agreement, and (ii) effectiveness of the Registration Statement, the Warrant Shares will be duly authorized and, when issued, delivered and paid for upon exercise in accordance with the provisions of the Representative Warrants, will be validly issued, fully paid, and nonassessable.

The opinion expressed in paragraph 2 above with respect to the valid and binding nature of obligations may be limited by bankruptcy, insolvency, reorganization, receivership, moratorium or other laws affecting creditors’ rights (including, without limitation, the effect of statutory and other law regarding fraudulent conveyances, fraudulent transfers and preferential transfers) and by the exercise of judicial discretion and the application of principles of equity, good faith, fair dealing, reasonableness, conscionability and materiality (regardless of whether the Warrants are considered in a proceeding in equity or at law). With your consent, we have assumed that the status of the Representative Warrants as legally valid and binding obligations of the Company is not affected by any (i) breaches of, or defaults under, agreements or instruments, (ii) violations of statutes, rules, regulations or court or governmental orders, or (iii) failures to obtain required consents, approvals or authorizations from, or make required registrations, declarations or filings with, governmental authorities.

Our opinion is expressly limited to the matters set forth above, and we render no opinion, whether by implication or otherwise, as to any other matters relating to the Company, the Agreement, the Representative Warrants or any other agreements or transactions that may be related thereto or contemplated thereby. We are expressing no opinion as to any obligations that parties other than the Company may have under or in respect of the Representative Warrants or as to the effect that their performance of such obligations may have upon any of the matters referred to above. No opinion may be implied or inferred beyond the opinion expressly stated above.

The opinion we render herein is limited to those matters governed by the laws of the State of New York and Section 78 of the Nevada Revised Statutes as of the date hereof and we disclaim any obligation to revise or supplement the opinion rendered herein should the above-referenced laws be changed by legislative or regulatory action, judicial decision, or otherwise. We express no opinion as to whether, or the extent to which, the laws of any particular jurisdiction apply to the subject matter hereof.

We also hereby consent to the reference to our firm under the caption “Legal Matters” in the prospectus which forms part of the Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Act, the rules and regulations of the Commission promulgated thereunder or Item 509 of Regulation S-K.

This opinion letter is rendered as of the date first written above and we disclaim any obligation to advise you of facts, circumstances, events or developments which hereafter may be brought to our attention and which may alter, affect or modify the opinion expressed herein.

Very truly yours,

/s/ Sheppard, Mullin, Richter & Hampton LLP

SHEPPARD, MULLIN, RICHTER & HAMPTON LLP

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